Richard H. Kirk Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-925-3707 richard.kirk@prudential.com
May 7, 2020
Prudential Annuities Life Assurance Corporation
One Corporate Drive
Shelton, CT 06484

Re:    Prudential Annuities Life Assurance Corporation (“Registrant”)
Registration Statement on Form S-3
Dear Sir/Madam:
In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Index Strategies Separate Account (the “Account”) by the Board of Directors of Prudential Annuities Life Assurance Corporation (“PALAC”) as a non-insulated, non-unitized separate account for assets applicable to certain index-linked crediting strategy annuity contracts, pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-3 filed by PALAC in 2020 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain index-linked crediting strategy annuity contracts issued with respect to the Account.
I am of the following opinion: (1) PALAC was duly organized under the laws of Arizona and is a validly existing corporation; (2) the Account has been duly created and is validly existing as a non-insulated, non-unitized separate account pursuant to the provisions of Arizona law, and (3) the index-linked crediting strategy annuity contracts are legal and binding obligations of PALAC in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Richard H. Kirk
Richard H. Kirk